Exhibit 99.1
Luminar Improves Capital Structure with Repurchase of $50M in 2026 Convertible Senior Notes

ORLANDO, Fla. – May 23, 2025 – Luminar Technologies (NASDAQ: LAZR), a leading global automotive technology company, today announced it has entered into separate, individually negotiated private agreements with certain holders of its outstanding 1.25% Convertible Senior Notes due 2026 to acquire $50 million in aggregate principal amount of notes through repurchases for approximately $30 million in cash and exchanges for 1.1 million in newly issued shares of common stock. The repurchase transactions are being funded by the proceeds from the initial issuance of Series A Convertible Preferred Stock announced by Luminar on May 21, 2025.

“Earlier this week, we announced a significant capital commitment from two institutional investors and indicated that would be used to continue to improve our capital structure and liquidity profile. Today, we are doing just that, retiring a substantial amount of debt that would have otherwise matured next year,” said Tom Fennimore, Luminar’s Chief Financial Officer. “We will remain opportunistic in using all of our available tools to further reduce our debt and extend our liquidity runway in order to realize our long-term value.”

Following the consummation of the exchange transactions, approximately $135 million in aggregate principal amount of the 2026 convertible notes will remain outstanding, marking meaningful progress by Luminar over the past year to reduce the outstanding amount of its 2026 debt. The combination of the transactions this week demonstrate Luminar’s commitment to improving its capital structure and ensuring sufficient financial runway to execute its business plan.

About Luminar
Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. For the past decade, Luminar has built an advanced hardware and software/AI platform to enable its various partners, ranging from Volvo Cars and Mercedes-Benz to NVIDIA and Mobileye, to develop and deploy the world's most advanced passenger vehicles. Following the launch of the Volvo EX90 as the first global production vehicle to standardize its technology, Luminar is poised to lead the industry in enabling next-generation safety and autonomous capabilities for global production vehicles. For more information, please visit www.luminartech.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aims,” “believe,” “may,” “will,” “estimate,” “set,” “continue,” “towards,” “anticipate,” “intend,” “expect,” “should,” “would,” “forward,” “plan,” “runway,” “commitment,” “remain,” “opportunistic” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements include statements relating to prospective future debt reduction and liquidity and capital structure improvements. Forward-looking statements are based on expectations and assumptions by our management and involve a number of risks, uncertainties, including but not limited to, the large amount of Luminar’s outstanding indebtedness limiting the cash flow available for Luminar’s operations. whether Luminar will be able to timely reduce its outstanding debt and capital structure overhang, whether Luminar will be able to repurchase debt at trading discounts or on favorable terms, or have sufficient resources and financial runway to reduce its outstanding debt and execute its business plan and other factors that could cause actual results to differ materially from those stated, which could differ or change based upon market conditions or for other reasons. More information on these risks and other potential factors that could affect Luminar’s business is included in Luminar’s periodic filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Luminar’s reports on Form 10-K and Form 10-Q, including Luminar’s Annual Report on Form 10-K for the year ended December 31, 2024 filed by Luminar on March 28, 2025, and Luminar’s Quarterly Report on Form 10-Q filed by Luminar on May 20, 2025 and subsequent reports filed with the SEC. You are cautioned not to place undue reliance upon any forward-

looking statements and Luminar assumes no obligation to update any forward-looking statements, which speak only as of the date they are made.

Contacts:

Investor Relations:
Aileen (Smith) McAdams
Investors@luminartech.com

Media Relations:
Milin Mehta
Press@luminartech.com